6
                                               EXHIBIT 10.15
                    ACE*COMM CORPORATION

                    EXECUTIVE BONUS PLAN


     This ACE*COMM Corporation Executive Bonus Plan (the
"Bonus Plan") is executed on behalf of ACE*COMM Corporation
(the "Corporation") on this ___ day of _____, 1997, effective with respect to bonuses due for fiscal years ending June 30, 19__ and later.

W I T N E S S E T H:

      WHEREAS, the Corporation believes it is in the best interests of the Corporation and the Participants to formalize the Bonus Plan and the terms and conditions under which bonuses shall be awarded and payments thereunder made; and

      WHEREAS, the Corporation wishes to offer an inducement
to   Participants  to  remain  in  the  employment  of   the
Corporation   and   to  continue  to   contribute   to   its
profitability and success;

      NOW, THEREFORE, the Corporation adopts the following terms and conditions for the Bonus Plan:

1. Participants. The Participants of the Bonus Plan shall be those key executive employees of the Corporation who are selected by the Compensation Committee of the Corporation's Board of Directors (the "Compensation Committee") within its sole discretion to participate in the Bonus Plan and who thereupon sign consents to their participation in the Bonus Plan in accordance with the terms and conditions set forth herein. Failure to consent will preclude participation in the Bonus Plan with respect to any bonus amounts not previously awarded.

2. Bonus Amount. The bonus amount with respect to each Participant for each fiscal year of the Corporation shall be determined after the close of the fiscal year by the Compensation Committee within its sole discretion based on
guidelines   included  in  a  schedule  furnished   to   the
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Participant   as   early   in  the   fiscal   year   as   is
administratively convenient for the Compensation Committee. The bonus amount shall be based on the achievement of such
performance   measures  as  shall  be  determined   by   the
Compensation   Committee   as   soon   as   administratively
convenient  after  the  beginning of the  respective  fiscal
year.   The performance measures may include, but shall  not
be limited to, the cash flow performance of the Corporation (the "Cash Flow Incentive Bonus"), the profit and loss of the Corporation and the respective Division (collectively, the "P&L Incentive Bonus") and the achievement of certain management objectives (the "Management Objectives Incentive Bonus") for the fiscal year. Awards under this Bonus Plan shall consist of cash and/or shares, or options to purchase
shares,   of  the  common  stock  of  the  Corporation,   as
determined by the Compensation Committee.

3. Bonus Payment Date. The equity based portion of the bonuses shall be awarded at such times and under such terms and conditions as are set forth on the schedule for the respective year, as supplemented by stock option and/or restricted stock grant agreements. Unless otherwise explicitly stated in the respective schedule, the Cash Flow Incentive Bonus shall be paid immediately following the end of the calendar quarter or fiscal year for which determined. At the time the respective bonus amounts are determined for a fiscal year, the Compensation Committee shall determine the percentage, if any, of the cash based portion of the P&L Incentive Bonus, the Management Objectives Incentive Bonus and any other bonus components that will be paid currently ("Current Portion") and the percentage, if any, of such amounts that will be deferred ("Deferred Portion"). The Deferred Portion shall be payable only at the times and under the circumstances set forth in Section 4. The percentage of the cash portion of the P&L Incentive Bonus, the Management Objectives Incentive Bonus and any other bonus components which is deferred shall be uniform for all Participants for a fiscal year and no Participant shall have the right to elect the deferral percentage that shall apply.

4.   Payment of Deferred Portion.

      a. The vested percentage, if any, of the Deferred Portion for a fiscal year shall become payable upon the
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earlier  of:   the date of termination of the  Participant's
employment with the Corporation for any reason, or the October 1st which follows the third anniversary of the end of the fiscal year for which the respective bonus was determined.

           The vested percentage of the Deferred Portion shall be determined as follows: one-third of the Deferred Portion shall vest on the October 1st which follows the first anniversary of the end of the fiscal year for which the respective bonus was determined and an additional one-third of the Deferred Portion shall vest on the October 1st which follows each of the second and third anniversaries of the end of fiscal year for which the respective bonus was determined, provided that the Participant is in the employ of the Corporation on any such vesting date. Vesting shall be accelerated and the Deferred Portion shall become 100 percent vested on the earlier to occur of: (i) the date the Corporation terminates the Participant's employment without Cause, (ii) the date of death or Total Disability of the Participant while employed by the Corporation or (iii) the date of a Change of Control of the Corporation, provided the Participant is in the employ of the Corporation on such date.

      b. For purposes of subsection (a)(i), "Cause" shall mean the continued failure, refusal or manifest inability of the Participant to perform his or her job duties after reasonable prior notice, engaging in acts or omissions which involve dishonesty or otherwise demonstrate lack of integrity, intoxication or illegal drug use which interferes with job performance, conviction of a felony, engaging in competition against the Corporation or the supplying of confidential information of the Corporation to a third party other than as required by law or consented to by the Corporation.

       c. For purposes of subsection a.(ii), "Total Disability" shall mean the inability of the Participant to perform the duties of his or her position with the Corporation for six consecutive months due to an injury or illness as determined by a physician selected by the Compensation Committee.

      d. For purposes of subsection a.(iii), "Change of Control" shall mean the occurrence of any of the following events: (i) any individual or entity becomes the beneficial owner of more than 50% of the combined voting power of the Corporation's then outstanding securities having power to vote on the election of directors, (ii) the Corporation enters into an agreement of merger, consolidation or other business combination which results in change in ownership of more than 50% of the combined voting power of the Corporation's then outstanding securities or (iii) the Corporation agrees to sell, or otherwise dispose of, all or substantially all of the Corporation's assets. Provided, however, that a Change of Control shall not have occurred if the respective event is the result of a recapitalization of the Corporation or other transaction in which the acquiring entity is held directly or indirectly (via ownership of another entity or entities) by shareholders who held a majority of the voting shares of the Corporation prior to the transaction. Provided, further, that notwithstanding the above, vesting shall not be accelerated as the result of a Change of Control if, but only to the extent, the respective Participant would thereby be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), or any successor provision as the result of an excess parachute payment as defined thereunder.

5. Forfeiture. The nonvested part of the Deferred Portion shall be forfeited by the Participant in the event of the termination of the Participant's employment with the Corporation by resignation or for any other reason prior to the date on which such amounts vest under Section 4 above.

6. Death Benefits. Any bonus amounts payable hereunder at the date of death of a Participant shall be paid to the executor or administrator of his or her estate.

7.    Interest.   At  the  time, if  any,  when  the  vested
percentage of the Deferred Portion for a fiscal year becomes payable to the Participant or his or her estate, such amount shall be credited with interest for each full calendar month which elapsed subsequent to the end of the fiscal year for which the respective bonus was awarded at a rate of 7 percent compounded annually, or such other interest rate
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that the Compensation Committee declares when the respective bonus is awarded.

8. Amendment and Termination. The Compensation Committee reserves the right at any time to amend, suspend, or terminate the Bonus Plan in whole or in part and for any reason and without the consent of any Participant; provided that no such action shall adversely affect the rights of Participants with respect to bonuses previously awarded.

9. Administration. The Compensation Committee shall have full power and authority to construe, interpret and administer the Bonus Plan. All decisions, actions or interpretations of the Compensation Committee shall be final, conclusive and binding upon all parties.

10.  Miscellaneous.

     a. Nothing contained in the Bonus Plan shall give any Participant the right to be retained in the employment of the Corporation or affect the right of the Corporation to dismiss any such executive employee. The adoption of the Bonus Plan shall not constitute an employment contract between the Corporation and any Participant.

      b. Except insofar as may otherwise be required by law, no amount payable at any time under the Bonus Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

      c. The Participant shall have no right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations
hereunder.   Nothing  contained in the Bonus  Plan,  and  no
action taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind or a fiduciary relationship between the Corporation and the Participant or any other person. To the extent that any person acquires a right to receive payments from the
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Corporation  under this Bonus Plan, such right shall  be  no greater than the right of an unsecured general creditor of the Corporation.

       d. The Bonus Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Maryland.

     WITNESS, the following signature effective as set forth above.

WITNESS                            ACE*COMM CORPORATION


                         By:
Secretary                Chairman, Compensation Committee